Putnam Arizona Tax Exempt Income Fund, May 31, 2007, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2007, Putnam Management has
assumed $65 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A 		3,175
		Class B 		  335
		Class C		    -

72DD2	Class M 		   50

73A1		Class A 		.3737
		Class B 		.3143
		Class C		.2016

74A2		Class M 		.3474

74U1		Class A 		8,237
		Class B		  866
		Class C		    5

74U2		Class M 		  144

74V1		Class A 		 9.09
		Class B 		 9.08
		Class C		 9.09

74V2		Class M 		 9.11




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.